Exhibit 99.1

AOL GROWS REVENUE AND PROFIT FOR 5th CONSECUTIVE QUARTER

AOL REPORTS 8% REVENUE GROWTH AND 2% ADJUSTED OIBDA GROWTH IN Q1

AOL GROWS GLOBAL ADVERTISING REVENUE 16%, FUELED BY

55% GROWTH IN THIRD PARTY PLATFORM REVENUE

AOL DELIVERS 7th CONSECUTIVE QUARTER OF UNIQUE VISITOR GROWTH

AND 26% GROWTH IN MULTI-PLATFORM USERS YEAR-OVER-YEAR

AOL EXTENDS PROGRAMMATIC LEADERSHIP WITH ATTRIBUTION

MODELING THROUGH CONVERTRO ACQUISITION

AOL Platforms Grows Revenue 43%, Fueled By Video, Mobile and Programmatic

Brand Group Achieves First Quarter Adjusted OIBDA Growth for the First Time in Three Years

Subscriber Trend Improvements and Growth in Display Revenue Mitigate Membership Group Declines

Operating Income, Net Income, EPS Negatively Impacted by Restructuring and Asset Impairment Charges

***

NEW YORK – May 7, 2014 - AOL Inc. (NYSE: AOL) released first quarter 2014 results today.

“Q1 marks the 5th consecutive quarter of consumer, revenue and Adjusted OIBDA growth,” said Tim Armstrong, AOL Chairman and CEO. “AOL’s investment in global media and technology platforms is allowing AOL to compete on a global scale.”

Summary Results

In millions (except per share amounts)

	Q1 2014	Q1 2013	Change
Revenues
Advertising	$433.4	$372.5	16%
Global Display	136.0	140.4	-3%
Global Search	97.6	98.1	-1%

AOL Properties	233.6	238.5	-2%
Third Party Platform	186.9	120.7	55%
Other	12.9	13.3	-3%
Subscription	149.9	165.8	-10%

Total revenues	$583.3	$538.3	8%
Adjusted operating income before depreciation and amortization (Adjusted OIBDA) (1)	$107.3	$105.3	2%
Operating income	$24.2	$49.9	-52%
Net income attributable to AOL Inc.	$9.3	$25.9	-64%
Diluted EPS	$0.11	$0.32	-66%
Cash provided by operating activities	$23.5	$40.6	-42%
Free Cash Flow (1)	$(10.5)	$9.8	N/A

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures we consider most comparable.

Q1 Consolidated AOL Revenue Trends:

•	Q1 total revenue grew 8% year-over-year, driven by global advertising revenue growth.

•	Global advertising revenue grew 16% year-over-year reflecting:

•

55% growth in Third Party Platform revenue driven by growth in the sale of premium formats across AOL’s programmatic platform and by the inclusion of revenue from Adap.tv. Third Party Platform Revenue grew 18% excluding Adap.tv.

•

3% decline in global display revenue primarily due to the absence in Q1’14 of approximately $10 million in revenue from shuttered or de-emphasized brands, including the disposition of Patch. Excluding these impacts, display grew 4% driven by improved overall inventory pricing.

•	1% decline in global search revenue driven by a decline in AOL core search queries, partially offset by increased queries from search marketing related efforts.

•	Subscription revenue declined 10% year-over-year. Domestic AOL subscriber monthly average churn was 1.5% in Q1 2014 compared to 1.9% monthly average churn in Q1 2013.

Q1 Consolidated AOL Profitability Trends:

•

Operating income, net income and diluted EPS were negatively impacted by a pre-tax restructuring charge of $12 million and a $10 million asset impairment charge resulting from the write-off of capitalized software development costs.

•	Adjusted OIBDA grew 2% year-over-year, driven by total revenue growth and a 9% decline in general and administrative expenses, partially offset by an increase in costs of revenues.

•

Cost of revenues increased $64 million year-over-year, reflecting a $53 million increase in Traffic Acquisition Costs (TAC). TAC increases reflect the inclusion of Adap.tv as well as growth in Third Party Platform revenue and search marketing related efforts. Costs of revenues were also negatively impacted by the $10 million asset impairment charge noted above.

•	General and administrative expenses declined $8 million in Q1 2014 year-over-year, driven by lower marketing related and personnel costs, resulting from AOL’s continued efficiency efforts.

AOL Asset, Cash & Cash Flow Trends:

•	AOL had $124 million of cash and equivalents and outstanding borrowings of $30 million under our $250 million senior secured revolving credit facility agreement at March 31, 2014.

•

Q1 cash provided by operating activities was $24 million, down $17 million, while Free Cash Flow declined $20 million, primarily reflecting the early receipt of a significant payment from a large partner in Q1 2013, whereas the current year payment will be received in the second quarter, partially offset by timing of other working capital. AOL has approximately $115 million left in its current share repurchase authorization. AOL borrowed $75 million under the terms of its revolving credit agreement in connection with the acquisition of Convertro, and there remains $145 million of capacity in the credit facility agreement.

•

On May 6, 2014, AOL acquired Convertro Inc., a leading provider of multi-touch attribution modeling technology for brands and agencies for approximately $101 million. The combination of Convertro and AOL Platforms enables marketers to identify and accurately value each consumer touch point through the purchase funnel from the first exposure to conversion. The purchase price is comprised of approximately $89 million in cash funded at closing, approximately $2 million in converted stock awards and a $10 million earn-out, payable over a period of up to 17 months subject to satisfaction of certain product development milestones.

DISCUSSION OF SEGMENT RESULTS

	Q1’14	Q1’13	Change
	(In millions)
Revenues
Brand Group	178.8	189.6	-6%
Membership Group	196.3	211.5	-7%
AOL Platforms	230.8	160.9	43%
Corporate & Other	0.0	0.3	-100%
Intersegment eliminations	(22.6)	(24.0)	6%

Total Revenues	$583.3	$538.3	8%

Adjusted OIBDA
Brand Group	1.8	(4.9)	N/A
Membership Group	138.0	146.4	-6%
AOL Platforms	(3.5)	(2.5)	-40%
Corporate & Other	(29.0)	(33.7)	14%

Total Adjusted OIBDA	$107.3	$105.3	2%

Brand Group

Brand Group revenue declined year-over-year as display revenue was negatively impacted by the absence of revenue from Patch (contributed to a joint venture with Hale Global in January 2014) and from shuttered and de-emphasized brands. Excluding these impacts, Brand Group display revenue was flat, as continued growth in inventory pricing was offset by a decline in overall impressions sold. Brand Group search revenue was essentially flat year-over-year.

Brand Group Adjusted OIBDA improved significantly year-over-year, primarily due to cost savings initiatives, including savings associated with the aforementioned disposition of Patch and the de-emphasis and shuttering of certain brands.

Membership Group

Membership Group revenue declines reflect a 10% decline in subscription revenue driven by 9% fewer domestic AOL subscribers year-over-year. Membership Group revenue declines were partially offset by a reduction in churn rate to 1.5% from 1.9% in the prior year period and by 1% year-over-year growth in domestic average monthly subscription revenue per AOL subscriber (ARPU). Reduced churn and ARPU growth continues to reflect the benefits of AOL’s efforts to add increased value to subscriber packages through additional features and services. Membership Group revenue declines also reflect a 2% decline in search revenue due to fewer search queries resulting from a decline in domestic AOL subscribers. Membership Group revenue declines were partially offset by growth in display revenue, driven by improved inventory pricing on AOL Mail.

Membership Group Adjusted OIBDA declines primarily reflect the decline in subscription revenue discussed above, partially offset by a decline in costs associated with the decline in subscribers.

AOL Platforms

AOL Platforms revenue increased 43% year-over-year, driven by significant growth in Third Party Platform revenue, which includes revenue from our programmatic offerings including Adap.tv. Excluding Adap.tv, Third Party Platform revenue grew approximately 19% year-over-year, driven by growth in the sale of premium formats across AOL’s programmatic platform.

AOL Platforms Adjusted OIBDA declined $1 million year-over-year reflecting increased investments in our programmatic platforms and premium formats.

Corporate & Other

Corporate & Other Adjusted OIBDA improved significantly year-over-year, primarily driven by lower personnel and marketing costs as a result of AOL’s broader efficiency efforts, and a decline in legal costs.

Tax

AOL had Q1 2014 pre-tax income of $25 million and income tax expense of $16 million, resulting in an effective tax rate of 65%. This compares to an effective tax rate of 46% for Q1 2013. The effective tax rates for Q1 2014 and Q1 2013 differed from the statutory U.S. federal income tax rate of 35% primarily due to the impact of foreign losses that did not produce a tax benefit. The effective tax rate for Q1 2014 was higher than the effective tax rate for Q1 2013 due to the negative impact of the Q1 2014 restructuring charge resulting in lower pre-tax income. We expect our annual effective tax rate to be more consistent with the prior year annual effective tax rate.

Cash Flow

Q1 2014 cash provided by operating activities was $24 million, down $17 million, while Free Cash Flow declined $20 million, primarily reflecting the early receipt of a significant payment from a large partner in Q1 2013, whereas the current year payment will be received in the second quarter, partially offset by timing of other working capital.

CONSOLIDATED OPERATING METRICS

	Q1 2014	Q1 2013		Y/Y Change	Q4 2013	Q/Q Change
Subscriber Information
Domestic AOL subscribers (in thousands) (1)	2,422	2,662		-9%	2,501	-3%
ARPU (1)	$19.41	$19.22		1%	$20.01	-3%
Domestic AOL subscriber monthly average churn (2)	1.5%	1.9%		-21%	1.3%	15%

Unique Visitors (in millions) (3)
Domestic average monthly multi-platform unique visitors to AOL Properties	170	135	*	26%	171	-1%
Domestic average monthly desktop unique visitors to AOL Properties	114	112		2%	120	-5%
Domestic average monthly desktop unique visitors to AOL Advertising Platforms	182	186		-2%	207	-12%

*	Q1 2013 represents a monthly average for February and March as comScore began reporting multi-platform metric in February 2013
(1)

Domestic AOL subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL subscriber numbers presented above. Additionally, only those individuals whose subscription includes AOL-brand dial-up access service are included in the AOL subscriber numbers above. ARPU is calculated as domestic average monthly subscription revenue per AOL subscriber.

(2)

Churn represents the percentage of AOL subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial AOL subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss first quarter 2014 financial results on Wednesday, May 7, 2014, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (866) 953.6856 and other international parties should call (617) 399.3480. Participants should reference ‘AOL Call’ when dialing into the live call. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 53859748.

FINANCIAL STATEMENTS

AOL Inc.

Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Revenues:
Advertising and other	$433.4	$372.5
Subscription	149.9	165.8

Total revenues	583.3	538.3
Costs of revenues	457.5	393.1
General and administrative	75.3	82.8
Amortization of intangible assets	15.2	9.5
Restructuring costs	11.6	4.8
(Gain) loss on disposal of assets, net	(0.5)	(1.8)

Operating income	24.2	49.9
Other income (loss), net	0.5	(2.8)

Income before income taxes	24.7	47.1
Income tax provision	16.0	21.5

Net income	$8.7	$25.6
Net (income) loss attributable to noncontrolling interests	0.6	0.3

Net income attributable to AOL Inc.	$9.3	$25.9

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.12	$0.34

Diluted net income per common share	$0.11	$0.32

Shares used in computing basic income per common share	79.6	76.9

Shares used in computing diluted income per common share	84.1	81.1

Depreciation expense by function:
Costs of revenues	$29.8	$30.5
General and administrative	3.6	2.6

Total depreciation expense	$33.4	$33.1

Equity-based compensation by function:
Costs of revenues	$8.0	$5.5
General and administrative	5.0	4.2

Total equity-based compensation	$13.0	$9.7

Traffic Acquisition Costs (included in costs of revenues)	$150.5	$97.6

Third Party Platform Traffic Acquisition Costs	$120.2	$77.0

AOL Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and equivalents	$123.5	$207.3
Accounts receivable, net of allowances of $9.3 and $8.3, respectively	446.9	491.0
Prepaid expenses and other current assets	40.6	34.1
Deferred income taxes, net	15.2	30.7

Total current assets	626.2	763.1
Property and equipment, net	463.7	467.9
Goodwill	1,407.2	1,361.7
Intangible assets, net	234.0	208.4
Long-term deferred income taxes, net	82.2	110.6
Other long-term assets	88.4	71.7

Total assets	$2,901.7	$2,983.4

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$88.4	$101.0
Accrued compensation and benefits	59.4	127.0
Accrued expenses and other current liabilities	171.7	197.3
Deferred revenue	64.1	67.2
Current portion of obligations under capital leases and credit facility	84.6	55.5

Total current liabilities	468.2	548.0
Long-term portion of obligations under capital leases	62.6	56.2
Long-term deferred income taxes	4.2	4.4
Other long-term liabilities	69.3	97.6

Total liabilities	604.3	706.2

Redeemable noncontrolling interest	9.5	9.7

Equity:
Common stock, $0.01 par value, 114.8 million shares issued and 79.9 million shares outstanding as of March 31, 2014 and 114.1 million shares issued and 79.2 million shares outstanding as of December 31, 2013	1.1	1.1
Additional paid-in capital	3,600.2	3,592.7
Accumulated other comprehensive income (loss), net	(286.7)	(290.4)
Accumulated deficit	(84.3)	(93.6)
Treasury stock, at cost, 34.9 million shares as of March 31, 2014 and December 31, 2013	(942.9)	(942.9)

Total stockholders’ equity	2,287.4	2,266.9
Noncontrolling interest	0.5	0.6

Total equity	2,287.9	2,267.5

Total liabilities, redeemable noncontrolling interest and equity	$2,901.7	$2,983.4

AOL Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Operating Activities

Net income	$8.7	$25.6
Adjustments for non-cash and non-operating items:
Depreciation and amortization	48.6	42.6
Asset impairments and write-offs	10.4	0.1
(Gain) loss on disposal of assets, net	(0.5)	(1.3)
Equity-based compensation	13.0	9.7
Deferred income taxes	12.7	10.7
Other non-cash adjustments	0.7	4.8
Changes in operating assets and liabilities, net of acquisitions	(70.1)	(51.6)

Cash provided by operating activities	23.5	40.6

Investing Activities

Investments and acquisitions, net of cash acquired	(91.7)	(5.2)
Proceeds from disposal of assets, net	1.1	—
Capital expenditures and product development costs	(16.9)	(16.6)

Cash used by investing activities	(107.5)	(21.8)

Financing Activities

Borrowings under the credit facility agreement	30.0	—
Principal payments on capital leases	(17.1)	(14.2)
Tax withholdings related to net share settlements of restricted stock units	(14.3)	(9.9)
Proceeds from exercise of stock options	3.5	8.9
Cash dividend equivalent payments on restricted stock units	(2.8)	(2.8)
Other financing activities	0.4	1.9

Cash used by financing activities	(0.3)	(16.1)

Effect of exchange rate changes on cash and equivalents	0.5	(1.5)

(Decrease) increase in cash and equivalents	(83.8)	1.2
Cash and equivalents at beginning of period	207.3	466.6

Cash and equivalents at end of period	$123.5	$467.8

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three months ended March 31, 2014 and 2013 (In millions, except per share amounts):

	Three Months Ended March 31,
	2014	2013
Restructuring costs	$(11.6)	$(4.8)
Equity-based compensation expense	(13.0)	(9.7)
Asset impairments and write-offs	(10.4)	(0.1)
Gain (loss) on disposal of assets, net	0.5	1.8

Pre-tax impact	(34.5)	(12.8)

Income tax impact (1)	14.8	5.1

After-tax impact of items impacting comparability of net income	$(19.7)	$(7.7)

Impact per basic common share	$(0.25)	$(0.10)

Impact per diluted common share	$(0.23)	$(0.09)

Effective tax rate (2)	39.7%	39.9%

(1)	Income tax impact is calculated by applying the normalized effective tax rate to deductible items. The income tax impacts for certain items such as gain (loss) on disposal of assets are calculated by using the actual tax expense for the transactions.
(2)	For the three months ended March 31, 2014, the effective tax rate was calculated based on AOL’s 2014 projected normalized annual effective tax rate. The effective tax rate for the three months ended March 31, 2013 was calculated based upon AOL’s 2013 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended March 31,
	2014	2013
Operating income	$24.2	$49.9

Add: Depreciation	33.4	33.1

Add: Amortization of intangible assets	15.2	9.5

Add: Restructuring costs	11.6	4.8

Add: Equity-based compensation	13.0	9.7

Add: Asset impairments and write-offs	10.4	0.1

Add: Losses/(gains) on disposal of assets, net	(0.5)	(1.8)

Adjusted OIBDA	$107.3	$105.3

Cash provided by operating activities	$23.5	$40.6

Less: Capital expenditures and product development costs	16.9	16.6

Less: Principal payments on capital leases	17.1	14.2

Free Cash Flow	$(10.5)	$9.8

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, noncash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of the AOL Advertising Platform, which includes both AOL Properties and the Third Party Platform. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. Multi-platform unique visitor metrics represent a measure of AOL Properties’ unduplicated audience across all digital platforms. The source for our unique visitor information is a third party (comScore Media Metrix).

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”) and our Quarterly Report on Form 10-Q for the three months ended March 31, 2014 (“Quarterly Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report and Quarterly Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) stock price volatility; 3) future borrowing and restrictive covenants under the revolving credit facility; 4) the impact of significant acquisitions, dispositions and other similar transactions; 5) our ability to attract and retain key employees; 6) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 7) adoption of new products and services; 8) our ability to attract and retain unique visitors to our properties; 9) asset impairments; and 10) the impact of “cyber-attacks.”

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations and Corporate Communications

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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